Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (hereinafter referred to as the “Agreement”) is made and effective October 1, 2021 by and between Home Bistro, Inc., a corporation duly organized and existing under the laws of the state of Delaware (hereinafter referred to as the “Company”) and Zalman Scher Duchman, an individual and resident of the state of Florida (hereinafter referred to as the “Executive”).

RECITALS

WHEREAS, the Company has employed the Executive as the Chief Executive Officer of the Company, and the Executive is willing to continue in such employment; and

WHEREAS, the Executive has extensive experience in the on-line, e-commerce meal delivery business and was previously the founder and chief executive officer of such a business; and

WHEREAS, as a condition precedent to and as an incentive to the Company to extend the employment of the Executive as the Chief Executive Officer of the Company, the Company and the Executive desire to formalize the arrangements for such employment, in the manner provided for herein and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Employment. Company hereby agrees to employ Executive as its Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement.

2. Duties of Executive. The Executive shall serve as the Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company, including, without limitation, the duties and responsibilities customarily associated with a chief executive (e.g., control of day-to-day operations, signing checks, hiring and firing, etc.). The Executive shall be required to report solely to and shall be subject solely to the supervision and direction of the Board of Directors and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. The Executive shall render such services to the best of his ability and use his reasonable best efforts to promote the interests of the Company. Executive shall perform such duties principally from offices he maintains in Miami Beach, Florida, subject to such reasonable travel as may be required, and shall not be required to relocate his residence.

With the exception of those listed on Exhibit A, during the term of this Agreement, Executive’s direct or indirect engagement in any other businesses or concerns in any capacity, either with or without compensation, will require prior written consent of Company.

Compensation. Executive will be paid compensation during this Agreement as follows:

(a) Base Salary. The Executive’s Annual Base Salary of One Hundred and Twenty Thousand Dollars ($120,000.00) which may be increased during the Term (as defined herein) of this Agreement to an amount mutually approved by the Executive and Company Board of Directors.

(b) Other Compensation. Upon the execution of this Agreement, Executive shall receive an option to purchase up to Two Million (2,000,000) shares of the Company’s common stock at a price of $0.001 per share which shall expire on the fifth (5th) anniversary of the Agreement.

(c) Vacation. Executive shall not be paid for any vacation days taken during the first year of this Agreement. In year two and year three of this Agreement, vacation pay may be instated in an amount mutually agreed upon by the Executive and Company Board of Directors.

(d) Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

(e) Medical and Group Life Insurance. In the event the Company offers such a plan, Company agrees to include Executive, at the Executive’s option, in a group medical and hospital insurance plan the Company may offer during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits. The offering of a group medical and hospital insurance plan is at the discretion of the Company and NOT a condition of employment by the Executive.

(f) Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

(g) Directors and Officers Insurance. Company shall procure and pay for a Directors and Officers liability insurance policy in an amount of no less than $1,000,000.00 for Executive. Company shall also procure and pay for a tail liability insurance policy for Executive for a term of no less than twelve (12) months after Executive’s employment with Company terminates, whether such termination is with or without cause, or otherwise.

3. Term. The Term of this Agreement shall commence on October 1, 2021, and it shall continue in effect for a period of three (3) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company.

4. Defense and Indemnification. Company agrees to defend, indemnify and hold Executive harmless from any and all claims, causes of action and losses arising out of his employment with Company, unless any such claims, cause of action or losses arose due to Executive’s fraud, willful misconduct, gross negligence or misrepresentation, as finally determined by a court of law.

5. Termination

a.	Termination for Cause. Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall only mean:

i.	An act of fraud, embezzlement or theft;

ii.	A material violation of this Agreement by Executive, which is not cured within 30 days after written notice thereof;

iii.	The gross negligence or willful misconduct of the Executive in carrying out his duties and responsibilities under this Agreement;

iv.	An act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;

(vi)	The conviction of the Executive for any criminal act which is a felony and which shall result in a custodial sentence of 5 years or more.

The Company may terminate the Executive for Cause by giving the Executive written notice approved by the Board of such termination, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act. The Executive shall be entitled to a hearing before the Board. Such hearing shall be held within 15 calendar days of receipt of such notice to the Executive, provided he requests such hearing within ten calendar days of receipt of such notice. If, within five calendar days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

In the event the Company terminates the Executive’s employment for Cause:

(i) Executive shall be entitled to Base Salary through the date of the termination, payable as promptly as practicable following termination;

(ii) all outstanding options, if any, which are not exercisable shall be forfeited;

(iii) all restricted stock purchased by the Executive and Executive’s nominee(s), pursuant to the Restricted Stock Agreement (“Stock”), shall be repurchased by the Company, at its option, for the value paid for the Stock by the Executive and Executive’s nominee(s) (“Stock Repurchase”).

If the Executive is terminated for cause anytime during the first year of the Term, all of the Stock shall be eligible for Stock Repurchase.

If the Executive is terminated for cause anytime during the second year of the Term, two-thirds (2/3) all of the Stock shall be eligible for Stock Repurchase.

If the Executive is terminated for cause anytime during the third year of the Term, one-third (1/3) of the Stock shall be eligible for Stock Repurchase.

b.	Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive’s employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than one hundred twenty (120) consecutive days in any 12-month period. Upon any termination pursuant to this section, the Executive shall be entitled to be paid his Base Salary through the date of Disability. In the event that the Agreement has less than six months remaining at such time, Executive shall be entitled to a payment equal to six months of his Base Salary. In addition, Executive shall be entitled to reimbursement for all business expenses incurred prior to his disability.

c.	Death. In the event of the death of the Executive during the Term of his employment hereunder, the Executive’s estate shall be entitled to be paid the Executive’s Base Salary through the date of Death. In the event that the Agreement has less than six months remaining at such time, Executive shall be entitled to a payment equal to six months of his Base Salary. In addition, Executive shall be entitled to reimbursement for all business expenses incurred prior to his death.

d.	This Agreement and Executive’s employment may be terminated at Company’s Board of Directors discretion during the Initial Term, provided that if Executive is terminated without cause, the Company shall pay to Executive an amount calculated by multiplying the Executive’s monthly salary, at the time of such termination, times the number of months remaining in the Initial Term (as an example, if Executive were terminated at the end of the 20th month of employment, Executive would be entitled to receive a one-lump payment in cash equal to the remaining 16 months base compensation of the Initial Term at the time of termination. To further illustrate, if the Executive’s monthly salary at the time of termination without cause was $11,000, the Executive would receive $11,000 times 16 or $176,000). In addition, if Executive is terminated without cause, Executive’s sign-on bonus shares shall immediately vest. In the event of such termination, Executive shall be entitled to incentive compensation payment and other compensation then in effect, on a prorated basis.

e.	This Agreement may be terminated by Executive at Executive’s discretion by providing at least ninety (90) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, the Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive’s original termination notice.

If the Executive terminates this Agreement anytime during the first year of the Term, all of the Stock shall be eligible for Stock Repurchase.

If the Executive terminates this Agreement anytime during the second year of the Term, two-thirds (2/3) all of the Stock shall be eligible for Stock Repurchase.

If the Executive terminates this Agreement anytime during the third year of the Term, one- third (1/3) of the Stock shall be eligible for Stock Repurchase.

f.	In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement and all shares grants will vest immediately.

6. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Home Bistro, Inc.

Michael Finkelstein

If to Executive:

Zalmi Duchman

7. Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Nevada.

9. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company’s absolute discretion.

11. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in the State of New York, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HOME BISTRO, INC.

By:
Name:	Michael Finkelstein
Title:	Member of Board of Directors

EXECUTIVE:

By:
Zalmi Duchman

EXHIBIT A

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